                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

                                CMC CONSOLIDATED
                          DEBT RATIOS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)


                                                THREE MONTHS ENDED
                                                    NOVEMBER 30,                     YEAR ENDED AUGUST 31,
                                                -------------------   ----------------------------------------------------
                                                  2003       2002       2003       2002       2001       2000       1999
                                                --------   --------   --------   --------   --------   --------   --------
EARNINGS:
   Earnings before taxes ....................   $ 20,013   $  3,499   $ 30,394   $ 63,138   $ 38,415   $ 70,660   $ 74,803
   Interest expense .........................      5,094      3,994     15,338     18,708     27,608     27,319     19,650
   Interest imputed on rent .................      1,209      1,198      4,476      3,925      3,828      3,555      3,033
   Amortization of capitalized interest .....        340        335      1,437      1,307      1,370      1,367        602
                                                --------   --------   --------   --------   --------   --------   --------
        Total Earnings ......................   $ 26,656   $  9,026   $ 51,645   $ 87,078   $ 71,221   $102,901   $ 98,088
                                                ========   ========   ========   ========   ========   ========   ========

FIXED CHARGES:
   Interest expense .........................   $  5,094   $  3,994   $ 15,338   $ 18,708   $ 27,608   $ 27,319   $ 19,650
   Interest capitalized .....................         48         27        254        447      1,111        808      4,547
   Interest imputed on rent .................      1,209      1,198      4,476      3,925      3,828      3,555      3,033
                                                --------   --------   --------   --------   --------   --------   --------
        Total Fixed Charges .................   $  6,351   $  5,219   $ 20,068   $ 23,080   $ 32,547   $ 31,682   $ 27,230
                                                ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges ..........       4.20       1.73       2.57       3.77       2.19       3.25       3.60